Exhibit 99.1

KMG Announces $150 Million Credit Facility

HOUSTON, Texas — (BUSINESS WIRE) — October 9, 2014 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced that it has replaced its existing credit facility with Wells Fargo Bank, N.A. and Bank of America, N.A., and entered into a new revolving credit facility with Wells Fargo Bank, N.A., Bank of America, N.A., JPMorgan Chase Bank, N.A. and HSBC Bank USA, N.A. The new credit agreement has been used to refinance current debt and will provide capital to fund future growth.

The new five-year agreement increases the Company’s borrowing capacity to $150 million, from $100 million previously, and provides for an accordion feature of up to $100 million, from $25 million previously. Of the $150 million in available credit, $75 million in multicurrency borrowings is permitted, including Euro, Pound Sterling and other currencies agreeable to the lenders.

The new credit facility features lower interest rates and an increased maximum leverage ratio compared to the prior agreement.

KMG has drawn on the new credit facility to retire its $20 million 7.43% Prudential term notes, due December 31, 2014. In paying off the term notes, the Company expects to reduce annual run-rate interest expense by more than $1 million.

Mindy Passmore, chief financial officer of KMG said, “We are delighted to announce our expanded credit facility with this distinguished group of banking partners, and we appreciate their confidence in KMG. Our new credit agreement enabled us to refinance our $20 million term notes at a substantially lower interest rate while also providing significant additional borrowing capacity to support our strategic growth objectives.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Kind regards,

Eric Glover, CFA

Investor Relations Manager

KMG Chemicals, Inc.

http://kmgchemicals.com

Office: 713.600.3865